Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Broadway Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-17331 and No. 333-102138) on Form S-8 of Broadway Financial Corporation of our report dated February 15, 2005, with respect to the consolidated balance sheet of Broadway Financial Corporation as of December 31, 2004, and the related consolidated statements of operations and comprehensive earnings, changes in stockholders’ equity and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-KSB of Broadway Financial Corporation.

/s/ KPMG LLP

Los Angeles, California

March 28, 2006